EXHIBIT 10.6
                                                                    ------------


                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of the 29 day of May, 2002, by and between Able Laboratories, Inc., a Delaware corporation, with its principal office in Needham, Massachusetts (the "Company"), and Dhananjay G. Wadekar of Needham, Massachusetts (the "Executive").

                                   WITNESSETH

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

     1. EMPLOYMENT The Executive shall serve the Company as President, Chief Executive Officer and a Director. In such positions, the Executive shall have the duties, responsibilities and authorities as determined and designated from time to time by the Board of Directors of the Company, including, without limitation, management authority with respect to, and responsibility for, the overall day-to-day business and affairs of the Company. The Executive shall serve under the direction and supervision of, and report to, the Board of Directors. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would result in noncompliance with or violation of any applicable law or regulation.

     2. COMPENSATION AND BENEFITS. The compensation and benefits payable to the Executive under this Agreement shall be as follows:

         2.1. SALARY. For all services rendered by the Executive to the Company, the Executive shall be entitled to receive a base salary at the rate of $250,000 per year beginning April 1, 2002. The Executive's base salary shall be reviewed annually by the Compensation Committee of the Board of Directors, with the first review no later than January 31, 2003, and shall be subject to increase from time to time as approved by the Compensation Committee of the Board of Directors. In addition, if the Compensation Committee of the Board of Directors increases the Executive's annual base salary, such increased annual base salary shall become a floor below which such annual base salary shall not fall (OTHER THAN concurrently with across-the-board salary reductions based on the Company's financial performance similarly affecting all senior management personnel of the Company) without the Executive's written consent. The Executive's salary shall be payable in periodic installments in accordance with the Company's usual practice for its senior executives.

         2.2. BONUS. The Compensation Committee of the Board of Directors shall determine, on an annual basis, the amount of any bonus to be paid to the Executive.

         2.3. AUTOMOBILE. The Executive shall also be provided with the use of an automobile at the Company's expense. The Executive shall comply with such reasonable reporting and expense limitations on the use of the automobile as may be established from time to time by the Company. The Company shall include annually on the Executive's Form W-2 any amount attributable to his personal use of such automobile.

         2.4. DEBT FORGIVENESS. Effective as of the date of this Agreement, the Company agrees to forgive $122,525 owed by the Executive to the Company, which amount includes all interest accrued as of the date of this Agreement.

         2.5. REGULAR BENEFITS. The Executive shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, disability income plans, retirement plans, bonus incentive plans, and other benefit plans from time to time in effect for senior executives of the Company. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board of Directors of the Company or any administrative or other committee provided for in or contemplated by such plan.

         2.6. BUSINESS EXPENSES. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company.

         2.7. VACATION. The Executive shall be entitled to not less than four
(4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive consistent with his responsibilities.

         2.8. GENERAL. Nothing paid to the Executive under any plan, policy or arrangement currently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Executive as described in this Agreement.

     3.  SERVICE.

         3.1. EXTENT OF SERVICE. The Executive shall, subject to the direction and supervision of the Board of Directors, devote his full time, best efforts and business judgment, skill and knowledge to the advancement of the Company's interests and to the discharge of his duties and responsibilities hereunder; PROVIDED, HOWEVER, that nothing herein shall be construed as preventing the Executive from:

              (a) investing his assets in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or the other entities in which such investments are made;

              (b) serving on the board of directors of any company, PROVIDED that he obtains the prior approval of a majority of the Board of Directors and shall not be required to render any material services with respect to the operations or affairs of any such company; or

              (c) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

         3.2. LOCATION OF SERVICE. The Executive shall determine, in his reasonable discretion, the amount of time he will spend in each of the Company's offices. The Company agrees to maintain an office within twenty-five (25) miles of the City of Boston during the first year of this Agreement. The Board of Directors will re-evaluate the locations of the Company's offices on an annual basis.

     4.  TERMINATION BY THE COMPANY FOR CAUSE.

         4.1. TERMINATION BY COMPANY. The Executive's employment hereunder may be terminated by the Company, without further liability on the part of the Company, effective immediately, by the Board of Directors for Cause (as such term is defined in Section 4.2) by written notice to the Executive setting forth in reasonable detail the nature of such Cause, PROVIDED that the Board of Directors have complied with the provisions of Section 4.3.

         4.2. CAUSE. Termination for "Cause" shall mean:

              (a) gross neglect of duties for which employed (OTHER THAN on account of a medically determinable disability which renders the Executive incapable of performing such services);

              (b) committing fraud, misappropriation or embezzlement in the performance of duties as an employee of the Company;

              (c) conviction of a felony involving a crime of moral turpitude;
         or

              (d) willfully engaging in conduct materially injurious to the Company in violation of the covenants contained in this Agreement.

         4.3. TERMINATION PROCEDURE. In each case, in determining Cause the alleged acts or omissions of the Executive shall be measured against standards prevailing in the industry generally and the ultimate existence of Cause must be confirmed by not less than two-thirds of the Board of Directors (excluding the Executive) at a meeting prior to any termination therefor; PROVIDED, HOWEVER, that it shall be the Company's burden to prove the alleged facts and omissions and the prevailing nature of the standards the Company shall have alleged are violated by such acts or omissions of the Executive. In the event of such a confirmation by two-thirds or more of the Board of Directors, the Company shall notify the Executive that the Company intends to terminate the Executive's employment for Cause under this Section 4 (the "Confirmation Notice"). The Confirmation Notice shall specify the acts or omissions upon the basis of which the Board of Directors have confirmed the existence of Cause and must be delivered to the Executive within ninety (90) days after a majority of the Board of Directors (excluding, if applicable, the Executive) has actual knowledge of the events giving rise to such purported termination. The Confirmation Notice shall also specify the date (which shall not be earlier than the date of the Conformation Notice.) If the Executive notifies the Company in writing (the "Opportunity Notice") within thirty (30) days after the Executive has received the Confirmation Notice, the Executive (together with counsel) shall be provided one opportunity to meet with the Board of Directors (or a sufficient quorum thereof) to discuss such acts or omissions. Such opportunity to meet with the Board of Directors shall be fixed and shall occur on a date selected by the Board of Directors (such date being not less than ten (10) nor more than forty-five (45) days after the Company receives the Opportunity Notice from the Executive). Such meeting shall take place at the principal offices of the Company or such other location as agreed to by the Executive and the Company. During the period commencing on the effective date of the termination and ending on the date next succeeding the date on which such meeting between the Board of Directors (or a sufficient quorum thereof) and the Executive is scheduled to occur and notwithstanding anything to the contrary in this Agreement, the Executive shall be suspended from employment with the Company (with pay to the extent not prohibited by applicable law). If the Board of Directors properly set the date of such meeting and if the Board of Directors (or a sufficient quorum thereof) attends such meeting and in good faith does not rescind its confirmation of Cause at such meeting or if the Executive fails to attend such meeting for any reason, the Executive's employment by the Company shall, immediately upon the closing for such meeting and the delivery to the Executive of the Notice of Termination, be terminated for Cause. If the Executive does not respond in writing to the Confirmation Notice in the manner and within the time period specified in this Section 4.3, the Executive's employment with the Company shall, on the thirty-first day after the receipt by the Executive of the Confirmation Notice, be terminated for Cause under this
Section 4 effective as of the date specified in the Confirmation Notice.

         4.4. TERMINATION OF OBLIGATIONS. In the event of termination pursuant to Section 4, all obligations of the Company under this Agreement, other than the Company's obligations under the provisions of COBRA, shall terminate as of the date specified in the Confirmation Notice, but vested rights of the parties hereunder as of such date shall not be affected.

     5.  TERMINATION BY THE EXECUTIVE

         5.1. TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive shall be entitled to terminate his employment hereunder for Good Reason (as defined in Section 5.3) effective immediately by giving written notice to the Board of Directors. Upon any such termination, the Executive shall be entitled to receive the benefits set forth in Section 7.

         5.2. OTHER VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may effect, upon thirty (30) days prior written notice to the Company, a Voluntary Termination of his employment hereunder. A "Voluntary Termination" shall mean a termination of employment by the Executive on his own initiative OTHER THAN a termination for Good Reason. If the Executive's employment is so terminated due to Voluntary Termination, the Executive shall be entitled to (i) continuation of the Executive's medical benefits described in Section 2.3 at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of termination for the eighteen (18) month period following the termination of the Executive's employment due to Voluntary Termination and (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs, if any, of the Company. Such medical benefits shall be deemed to have been provided under the provisions of COBRA.

         5.3. GOOD REASON. For purposes of this Agreement, the term "Good Reason" shall mean any of the following:

              (a) the failure of the Board of Directors of the Company to elect the Executive to the offices of President and Chief Executive Officer, or to continue the Executive in such offices;

              (b) the failure by the Company to comply with the provisions of
         Section 2, which failure is not cured within five (5) business days;

              (c) the failure by the Company to comply with Section 3.2;

              (d) termination of the Executive's employment by the Company for any reason other than Cause;

              (e) there occurs any reduction of base salary or material reduction in other benefits or any material change by the Company to the Executive's function, duties, authority, or responsibilities in effect on the date hereof or as set forth in this Agreement, which change would cause the Executive's position with the Company to become one of lesser responsibility, importance, or scope from the position and attributes thereof in effect on the date hereof or as set forth in this Agreement (and any such material change shall be deemed a continuing breach of this Agreement); and

              (f) a material breach by the Company of any of the provisions of this Agreement which failure or breach shall have continued for thirty
         (30) days after written notice from the Executive to the Company specifying the nature of such failure or breach.

     6. TERMINATION BY THE COMPANY WITHOUT CAUSE. The Executive's employment with the Company may be terminated without cause by a majority of the Board of Directors of the Company on thirty (30) days prior written notice to the Executive, PROVIDED, HOWEVER, that the Company shall have the obligation upon any such termination to make the payments to the Executive provided for under
Section 7 of this Agreement.

     7.  CERTAIN TERMINATION BENEFITS. In the event of termination pursuant to
Section 5.1 or 6, the Executive shall be entitled to each of the following benefits:

         7.1. EARNINGS TO DATE OF TERMINATION. An amount equal to the sum of (a) base salary or other compensation earned through the date of termination, plus
(b) the Executive's PRO RATA share (based on the portion of the fiscal year during which the Executive was employed) of the larger of: (i) the highest annual bonus paid during the three fiscal years preceding the termination of employment or (ii) twenty percent (20%) of the Executive's current Annual Compensation (as defined below), plus (c) deferred compensation.

         7.2. LUMP SUM PAYMENT OF REMAINING SALARY OBLIGATION. A lump sum severance benefit equal to the Executive's current Annual Compensation. Annual Compensation shall equal the aggregate of the Executive's then current base salary plus any commissions, or bonuses paid during or accrued with respect to the most recently ended fiscal year, together with any contributions or accruals made on behalf of Executive to any profit sharing plan or pension or retirement plan, by the Company for the benefit of the Executive for the fiscal year.

         7.3. BENEFIT CONTINUATION. For the eighteen (18) month period subsequent to the date of termination, the Executive shall continue to receive the disability and medical benefits described in Section 2.3 existing on the date of termination at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of termination.

     8. CONFIDENTIAL INFORMATION. The Executive will not disclose to any other Person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of either Company obtained by him incident to his employment with the Company. The term "confidential information" includes, without limitation, financial information, technical information, designs, business plans, customers, vendors, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the management of the Company but does not include any information which has become part of the public domain by means other than the Executive's nonobservance of his obligations hereunder. The provisions of this Section 8 shall survive for a period of three years following the termination of this Agreement.

     9. NON-COMPETITION. In the event of termination pursuant to Sections 4.1 or 5.2, the Executive will not, for a period of one year after termination, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, or independent contractor of any company or business organization (a) engage in any business activity which is directly or indirectly in competition with the business of the Company in the area of developing, manufacturing, licensing and distributing generic pharmaceutical drugs ("Competitive Activity") or (b) solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the Company's employees, consultants, agents, suppliers, customers, or prospects that were such with respect to the Company at any time during the one year immediately preceding the date of termination or that become such with respect to the Company at any time during the one year immediately following the date of termination. The provisions of this Section 9 shall survive the termination of this Agreement.

     10. NO MITIGATION; NO OFFSET. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there shall be no offset against any amounts due to the Executive under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.

     11. SPECIFIC PERFORMANCE. The Executive agrees that any breach of Section 8 or 9 of this Agreement by the Executive could cause irreparable damage and that in the event of such breach the Company shall have, in addition to any and all remedies available at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Executive's obligations hereunder.

     12. MISCELLANEOUS.

         12.1. CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

         12.2. TERMINATION OF PRIOR EMPLOYMENT AGREEMENT. Upon the execution of this Agreement, the Employment Agreement dated November 1, 1991 by and between the Company and the Executive is hereby terminated and of no further force and effect.

         12.3. DEFINITION OF "PERSON". For purposes of this Agreement, the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

         12.4. WITHHOLDING. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

         12.5. ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this
Section 12.5. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         12.6. ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party and without such consent any attempted transfer or assignment shall be null and of no effect; PROVIDED, HOWEVER, that the Company may assign its rights under this Agreement without the consent of the Executive in the event either Company shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death prior to the completion by the Company of all payments due his under this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if he fails to make such designation).

         12.7. ENFORCEABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         12.8. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         12.9. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main office, attention of the Board of Directors.

         12.10. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

         12.11. GOVERNING LAW. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of The Commonwealth of Massachusetts.

                                    * * * * *

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by their duly authorized officers, and by the Executive, as of the date first above written.


                                         ABLE LABORATORIES, INC.


                                         By: /s/ F. Howard Schneider
                                             --------------------------
                                             Name: F. Howard Schneider
                                             Title: Director



                                         EXECUTIVE:

                                         /s/ Dhananjay G. Wadekar
                                         ------------------------------
                                         Dhananjay G. Wadekar